Exhibit 99.1

CYANOTECH CORPORATION	www.cyanotech.com

IMPORTANT NOTICE CONCERNING YOUR RIGHTS
UNDER THE

Cyanotech Corporation 401(k) Plan

October 24, 2005

This notice is to inform you that the Cyanotech Corporation 401(k) Plan will be transitioning services from Merrill Lynch/ Bisys to Smith Barney/ Ceridian Retirement Plan Services effective 12-01-2005.

As a result of these changes, you temporarily will be unable to direct or diversify investments in your individual accounts, obtain a loan from the plan, or obtain a distribution from the plan.  This period, during which you will be unable to exercise these rights otherwise available under the plan, is called a “blackout period.”  Whether or not you are planning retirement in the near future, we encourage you to carefully consider how this blackout period may affect your retirement planning, as well as your overall financial plan.

The blackout period for the plan will begin on 11-23-2005 and end approximately 12-20-2005.

During the blackout period you will be unable to direct or diversify the assets held in your plan account.  For this reason, it is very important that you review and consider the appropriateness of your current investments in light of your inability to direct or diversify those investments during the blackout period.  For your long-term retirement security, you should give careful consideration to the importance of a well-balanced and diversified investment portfolio, taking into account all your assets, income and investments.  You should be aware that there is a risk to holding substantial portions of your assets in the securities of any one company, as individual securities tend to have wider price swings, up and down, in short periods of time, than investments in diversified funds.  Stocks that have wide price swings might have a large loss during the blackout period, and you would not be able to direct the sale of such stocks from your account during the blackout period.]

If you have any questions concerning this notice, you should contact Theron Cole at 808-331-4102.

ISO 9001:2000 CERTIFIED QUALITY MANAGEMENT SYSTEM

73-4460 Queen Kaahumanu Highway #102 • Kailua-Kona, Hawaii 96740 • Phone: (808) 326-1353
Fax: (808) 329-3597 • e-mail: info@cyanotech.com